Exhibit 99

February 18, 2004

7:00 a.m. PST

Moderator                                                                                       Ladies and gentlemen, thank you for standing by.  Good morning and welcome to the CB Richard Ellis fourth quarter 2003 earnings release.  Now at this point, all of your phone lines are muted or in a listen-only mode.  However later during the conference, there will be opportunities for questions and those instructions will be given at that time.  As a reminder, today’s call is being recorded for replay purposes and that information will be announced at the conclusion of our release.  With that being said, here with our opening remarks is CB Richard Ellis’ Chief Financial Officer, Mr. Ken Kay.  Please go ahead, sir.

K. Kay                                                                                                           Thank you, and also thank you for joining us today for CB Richard Ellis’ fourth quarter 2003 earnings conference call.  It’s my pleasure to welcome you to our regular quarterly public call.  On this call, we will be covering our fourth quarter 2003 results, as well as providing you with an update on the Insignia integration.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Cal Frese, our Chief Operating Officer of the Americas; Ron Platisha, our Executive Vice President of Finance; Debbie Fan, our Treasurer; and Gil Borok, our Global Controller.

Before we get started, I want to mention that we may make forward-looking statements during the course of this call.  These statements should be considered as estimates only and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s annual report on Form 10-K and our quarterly reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.  Just as a reminder, this is a public call and our responses to questions must be limited to information that is acceptable for dissemination within the public domain.

In addition, we may make certain statements during the course of this call that include references to non-GAAP financial measures as defined by SEC regulations.  As required by these regulations, we have provided a reconciliation of these measures to what we believe are the most directly comparable GAAP measures, which is available in the fourth quarter earnings press release.

Let’s initially take a look at the numbers for the quarter and full-year.  I’ll then turn the call over to Brett to review the operations in greater detail.  Ray will then conclude with some overall comments.

The fourth quarter is the first quarter of full operations for both CB and Insignia reported on a combined basis.  Revenue for the fourth quarter totaled $621.3 million.  This was $244.8 million or approximately 65% higher than the prior year, due to various factors that Brett will elaborate on, as well as the favorable impact of foreign currency translation rates, which contributed $25.9 million to the revenue increase.

Cost of services for the quarter of $311.5 million was $128 million or approximately 70% higher than the prior year, driven primarily by the inclusion of Insignia’s results with ours, as well as higher commission expense and bonus accruals related to increase sales and lease transaction revenue.  In addition, payroll related costs, including worldwide insurance and pension expense in the U.K., were higher than the same period last year.

Operating expense for the fourth quarter totaled $234.5 million, which was $97.4 million or approximately 71% higher than the prior year.  The increase was primarily due to the inclusion of Insignia, higher payroll related expenses and bonus accruals resulting from improved operating performance, integration expenses, a legal settlement, and increased occupancy costs in the U.K.

The increase in foreign currency translation rates versus the dollar comprised $21.1 million of the overall increase in costs and services and operating expenses.

EBITDA for the quarter totaled $63.4 million, which included $17 million of merger-related expenses and approximately $10.2 million in integration expenses associated with the Insignia transaction.  Despite these charges, EBITDA still managed to grow by $4.7 million or approximately 8% for the quarter.

Interest expense for the quarter increased $13.5 million when compared to the prior year.  The increase was mainly due to the issuance of $200 million of senior unsecured notes in May 2003 and additional $75 million term B loan in July 2003, both as part of the Insignia merger, as well as the premium related to the $30 million redemption of our 16% mezzanine notes in October and December of 2003.

The effective income tax rate decreased from 62% in 2002 to 15% in 2003 primarily as a result of non-taxable gains recognized from the company’s deferred compensation plan this year, compared to non-deductible losses experienced last year, along with the impact of the Insignia acquisition.

Now let’s take a look at the balance sheet.  Because substantially all of our bonds were issued by CB Richard Ellis Services, the balance sheet in our earnings press release, as well as the following discussion, relate to CB Richard Ellis Services, unless I indicate otherwise.

The December 31, 2003 cash balance of $160.9 million was substantially higher than the balance at September 2003 or the end of last year.  This increase is mainly due to the traditional build-up of cash at year-end and as a result of the consolidation of Insignia’s operations.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via credit line and the receivable and related debt balances fluctuate based upon pending loan closings. Other current assets, which include accounts receivable, was higher at year-end 2002 by $235.8 million, due to the consolidation of Insignia operations and the seasonally higher sales and lease transaction revenue.  Long-term assets are higher than at year-end 2002, primarily due to contributions made to co-investments, net deferred financing costs incurred relative to the Insignia acquisition, and the inclusion of Insignia’s long-term assets.

Current liabilities, excluding short-term debt, increased by approximately $268 million, mainly due to the consolidation of Insignia’s operations and higher bonus accruals resulting from improved revenues.  We had no revolver borrowings at December 31, 2003.  We do not anticipate borrowing from the revolving credit facility until mid-March 2004 when bonuses are traditionally paid.  Other long-term liabilities increased by $72.5 million, primarily due to the recording of a landlord concession received in connection with a new lease in London, increased U.K. pension liabilities, primarily as a result of the inclusion of Insignia’s plans, accruals for lease terminations for duplicate facilities, and the inclusion of Insignia’s other long-term liabilities.

In the fourth quarter, total debt of CB Richard Ellis Services, excluding the LJ Melody warehouse line and the non–recourse debt related to co-investment activity, was $798.3 million or $268.5 million higher than the same quarter last year.  The increase was primarily due to the issuance of the $200 million of senior unsecured notes and the additional $75 million term B loan related to the Insignia acquisition, the inclusion of Insignia notes of $12.2 million and the additional $10 million term B loan borrowing related to the October refinancing of our credit facility.  When looking at the consolidated debt of CB Richard Ellis Group, the parent of CB Richard Ellis Services, these increases were offset by the $30 million redemption by CB Richard Ellis Group of the 16% mezzanine notes on October 27 and December 29, 2003.

We have completed our covenant calculations as of December 2003 and we are in compliance with the new financial covenant ratios with sufficient cushion.  Additionally, our 2004 plan assumes a slight increase in interest rates in the second half of the year and only a modest improvement in the U.S. economy.  We continue to run covenant calculation models for 2004 and the results of those calculations show that we will be in compliance during 2004.

I will now turn the call over to Brett to review the operational information in more detail.

B. White                                                                                                   Thank you, Ken.  In the Americas, revenue for the quarter increased by approximately 61%.  EBITDA was $38.2 million, which included merger-related charges and integration cost of $12.2 million.  Although the Insignia acquisition accounted for approximately 42% of the 61% revenue increase, performance in the existing CBRE business was also strong.

CBRE’s standalone leasing revenue was up approximately 26% from the same quarter last year, primarily due to a 9% increase in lease transaction volume from the previous year.  Existing CBRE sales revenue was also higher by approximately 13% from the same quarter last year as result of increased sales transaction volume.  For 2003, CBRE standalone sales transaction volume increased by approximately 15%, compared to 2002, while leasing transaction volume increased by approximately 5%.  For the year 2003, revenues for the Americas were $288 million or 38% above 2002.  EBITDA for the year was $74.9 million, which included merger-related charges and integration costs of $30 million.

In Europe, revenue for the fourth quarter was approximately 111% higher than in the same period last year.  The increase was primarily driven by higher lease, consultation and appraisal revenue in the U.K., and sales and lease revenue in France, improved performance in Germany, the inclusion of Insignia operations, and the impact of foreign currency translation of $15.8 million.

EBITDA for the quarter was $9.6 million, which included merger-related charges and integration costs of $14.6 million.  For all of 2003, revenue was 75% higher than 2002.  EBITDA was $13.4 million, which included merger-related charges and integration costs of $19 million.

In Asia-Pacific, we have also seen a significant improvement in the top and bottom line.  Revenues increased approximately 48% from the fourth quarter of the prior year, while EBITDA rose by approximately 78% for the same period.  These increases were mainly due to improved performance in sales, leasing, and appraisal operations in Australia, Singapore, and China.  For 2003, Asia-Pacific revenues were higher by 33% and EBITDA increased by 82%.  Insignia had no material operations in this region, so the sole driver performance in Asia-Pacific was attributable to the continuing strength of CBRE’s business and organic growth.

Integration activities pertaining to Insignia are coming to an end, and we are proud to report that the integration has gone exceptionally well.  Synergy savings are within the range that we expected and the vast majority of action steps required to achieve them have been implemented.

With that, I’ll turn the call over to Ray.

R. Wirta                                                                                                    Thank you, Brett, and thank you, Ken.  Good reports.  Just to the group on the phone, we had a very strong year, as you could tell, particularly compared with the previous year, reflective of the company’s continuing growth in market share, and the anticipated gradual recovery in real estate markets in general.

It was a busy year.  We obviously closed the Insignia deal and, as Brett outlined it, an exceptional job what we felt on integrating, both on the revenue side and on the expense side.  Clearly with our filing yesterday, we were also busy on other fronts as well.  So we’re satisfied with 2003, looking forward to 2004.  As a general sense, the economy is slowly recovering, which obviously benefits job growth, and benefits our real estate service activities as well.

With that, we’d like to open the call up to questions.  I’ll ask our operator, Brent, to outline the ground rules for the questions if you would.

Moderator                                                                                       Indeed I’d be happy to, and thank you, sir.  Representing Eaton Vance, our first question comes from the line of Keith Hogan.  Please go ahead.

K. Hogan                                                                                             Couple of easy questions I think, you talked about most of the integration activities coming to an end, vast majority having been implemented.  Can you give me a sense of, will there be any additional merger-related costs flowing through the P&L next year, and how would they be—would they be front-end loaded, back-end loaded?

K. Kay                                                                                                           We have about a combination of about $11 million of merger-related and integration costs.  The merger is about a million; integration is about $10 million that will flow through at the beginning of 2004, and that should be the last of it.  So I would say the impact is probably mostly felt in the first two quarters.  We’ve got some trickle that’ll carry on into the third and fourth quarters, but those are really smaller amounts, most of that has to do with the amortization of retention compensation arrangements that take place over time.  So there’s a trickle of that effect, but I would say that the vast majority of the $11 million should be gone by the first couple of quarters.

K. Hogan                                                                                             Okay.  It’s actually a good segue into my next question, which was broker retention.  I was wondering how well that has gone, and it sounds like from this, that you’ve created some kind of reserve to pay out some broker retention bonuses over time.  What’s the cash cost going to be on that?

K. Kay                                                                                                           Yes, the cash is typically paid out upfront and it’s really an expense that is the amortization of those bonuses.  So what happens is, just to, by way of example, a key producer might get a certain component of cash upfront and then that bonus gets amortized over the retention period, which could be anywhere from three to five years, depending on the geography in which that person resides.  So the cash really goes out upfront, but the amortization of the expense takes place over the retention period.

K. Hogan                                                                                             Okay.  I understand.  So you’ve actually felt the cash burden already.

K. Kay                                                                                                           Correct.

K. Hogan                                                                                             In the earlier question in terms of the $11 million of merger-related costs in ‘04, are most of those cash?

K. Kay                                                                                                           No.  Actually, the cash component of that is relatively small.  I would say it’s probably around $3 million to $4 million; the balance of it would be just the amortization of these retention programs.

K. Hogan                                                                                             Okay.  My last question—without factoring in an IPO, the interest cost in the fourth quarter was unusually high, I think, because of some of the amortization of the premium.  Can you tell me what you’re forecasting for your net interest expense for 2004, not pro forming in an IPO?

K. Kay                                                                                                           Yes.  Probably the best thing to do is, the premium in the fourth quarter was just under $3 million.

K. Hogan                                                                                             Okay.  So about 22 on a run rate basis.

K. Kay                                                                                                           Correct, but in going into 2004, be remindful of the fact that we paid off

$30 million of our mezzanine debt.  So we’re going to have a reduction from the interest cost in 2003 that will be reflected in the 2004 numbers, as a result of the pay-down of that $30 million of mez debt.  The $30 million of mez debt is at 16%, so that’s around $5 million of interest savings.

Moderator                                                                                       Thank you very much, Mr. Hogan.  Let’s go to Larry Taylor now with Credit Suisse first Boston.  Please go ahead.

M. Dragonetti                                                                     This is Michelle Dragonetti for Larry Taylor.  Just a question on the use of proceeds for the IPO, I saw an announcement that going to repay the remaining balance of the 16% note with other corporate purposes, including other debt.  Do you have a sense of what other debt would be repaid?

R. Wirta                                                                                                    Unfortunately, Michelle, we can’t make any comment beyond what’s in the S-1.

Moderator                                                                                       Allowing a few moments, Mr. Wirta, Mr. Kay, and our host panel, at this point, we have no further questions.  Please continue.

R. Wirta                                                                                                    I appreciate everyone being on the call.  We look forward to next quarter’s call, and the progressive 2004.  As always, if you have any specific questions we didn’t respond to, please feel free to call Ken, Brett, or myself, or anyone else on the team.  Thank you.

Moderator                                                                                       Ladies and gentlemen, your host is making today’s conference available for digitized replay for one week that starts at 10:30 a.m. Pacific Standard Time, February the 18th all the way through 11:59 p.m. February the 25th.  Please access AT&T’s Executive Replay Service by dialing 800-475-6701.  At the voice prompt, enter today’s conference I.D. of 720708.  That does conclude our earnings release for this quarter.  Thank you very much for your participation as well as for using AT&T’s Executive Teleconference Service.  You may now disconnect.